UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)
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BANCORPSOUTH, INC.

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One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
March 24, 2006
TO THE SHAREHOLDERS OF
  BANCORPSOUTH, INC.
     On Wednesday, April 26, 2006, at 9:30 a.m. (Central Time), the annual meeting of shareholders of BancorpSouth, Inc. will be held at the BancorpSouth Conference Center, 375 East Main Street, Tupelo, Mississippi, 38804. You are cordially invited to attend and participate in the meeting.
     Please read our enclosed Annual Report to Shareholders and the attached Proxy Statement. They contain important information about BancorpSouth and the matters to be addressed at the annual meeting.
     Whether you plan to attend the meeting or not, I urge you to vote your proxy as soon as possible to assure your representation at the meeting. For your convenience, you can vote your proxy in one of the following ways:
•	Use the Internet at the web address shown on your proxy card;

•	Use the touch-tone telephone number shown on your proxy card; or

•	Complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.
     Instructions regarding each method of voting are contained in the Proxy Statement and on the enclosed proxy card. If you attend the annual meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised.
     I look forward to seeing you at this year’s annual meeting.

Sincerely,

/s/ Aubrey B. Patterson

AUBREY B. PATTERSON
Chairman of the Board
and Chief Executive Officer
Enclosures:
1. Proxy Card and Business Reply Envelope
2. Householding Notice
3. Annual Report to Shareholders
YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR PROXY BY INTERNET,
TOUCH-TONE TELEPHONE OR BY COMPLETING, SIGNING, DATING
AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY.

One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 26, 2006
TO THE SHAREHOLDERS OF
  BANCORPSOUTH, INC.
     The annual meeting of shareholders of BancorpSouth, Inc. will be held on Wednesday, April 26, 2006, at 9:30 a.m. (Central Time) at the BancorpSouth Conference Center, 375 East Main Street, Tupelo, Mississippi, 38804 for the following purposes:
(1)	To elect four directors;

(2)	To approve the Second Amendment to the BancorpSouth, Inc. Executive Performance Incentive Plan;

(3)	To ratify the Audit Committee’s selection and appointment of the accounting firm of KPMG LLP as independent auditors of BancorpSouth, Inc. and its subsidiaries for the year ending December 31, 2006; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
     The Board of Directors has fixed the close of business on March 6, 2006 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

/s/ Aubrey B. Patterson

AUBREY B. PATTERSON
Chairman of the Board
and Chief Executive Officer
March 24, 2006
IMPORTANT:
     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE VOTE YOUR PROXY BY INTERNET, TOUCH-TONE TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
PROXY STATEMENT
     This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors, to be voted at our annual meeting of shareholders to be held at the BancorpSouth Conference Center, 375 East Main Street, Tupelo, Mississippi, 38804 on April 26, 2006, at 9:30 a.m. (Central Time), for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy card are first being sent to shareholders on or about March 24, 2006.
     If your proxy is properly given and not revoked, it will be voted in accordance with the instructions, if any, given by you, and if no instructions are given, it will be voted (i) “FOR” the election as directors of the nominees listed in this Proxy Statement, (ii) “FOR” approval of the Second Amendment to the BancorpSouth, Inc. Executive Performance Incentive Plan, (iii) “FOR” ratification of the Audit Committee’s selection and appointment of the accounting firm of KPMG LLP as independent auditors for us and our subsidiaries for the year ending December 31, 2006 and (iv) in accordance with the recommendations of our Board of Directors on any other proposal that may properly come before the annual meeting.
     Shareholders are encouraged to vote their proxies by Internet, touch-tone telephone or completing, signing, dating and returning the enclosed proxy card, but not by more than one method. If you vote by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. Shareholders who vote by proxy using any method before the annual meeting have the right to revoke the proxy at any time before it is exercised by submitting a written request to us or by voting another proxy at a later date. The grant of a proxy will not affect the right of any shareholder to attend the meeting and vote in person.
     Pursuant to the Mississippi Business Corporation Act and our governing documents, a proxy to vote submitted by Internet or touch-tone telephone has the same validity as one submitted by mail. To submit your proxy to vote by Internet, you need to access the website www.cesvote.com, enter the eleven-digit control number found on the enclosed proxy card and follow the instructions on the website. To submit your proxy to vote by touch-tone telephone, call 1-888-693-8683, enter the eleven-digit control number on the enclosed proxy card and follow the instructions. You may submit your proxy to vote by Internet or telephone at anytime until 5:00 a.m. (Central Time) on April 26, 2006, the day of the annual meeting, and either method should not require more than a few minutes to complete. To submit your proxy to vote by mail, please complete, sign, date and return the enclosed proxy card in the enclosed business reply envelope.
     If your shares are held in “street name” through a broker, bank or other holder of record, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that record holder. Each method of voting listed above is offered to shareholders who own their shares through a broker, bank or other holder of record. If you provide specific voting instructions, your shares will be voted as you have instructed and as the proxy holders may determine within their discretion with respect to any other matters that may properly come before the annual meeting.
     The close of business on March 6, 2006 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at this year’s annual meeting. As of such date, we had 500,000,000 authorized shares of common stock, $2.50 par value, of which 79,183,682 shares were outstanding and entitled to one vote per share. The common stock is our only outstanding voting stock.

PROPOSAL 1:
PROPOSAL 2:
PROPOSAL 3:
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Retirement Plan, Restoration Plan and Deferred Pension Program
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION AND STOCK INCENTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION**
AUDIT COMMITTEE REPORT**
COMPARATIVE PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
GENERAL INFORMATION
APPENDIX A
Appendix B

PROPOSAL 1:
ELECTION OF DIRECTORS
Introduction
     Our Restated Articles of Incorporation provide that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Directors are elected by a plurality of the votes cast by the holders of shares of common stock represented at a meeting at which a quorum is present. The holders of our common stock do not have cumulative voting rights with respect to the election of directors. Consequently, each shareholder may cast one vote per share for each nominee.
     Unless a proxy specifies otherwise, the persons named in the proxy shall vote the shares covered by the proxy for the nominees listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.
Nominees
     The Board of Directors has nominated the four individuals named below under the caption “Class I Nominees” for election as directors to serve until the annual meeting of shareholders in 2009 or until their earlier retirement in accordance with our retirement policy for directors. Our retirement policy for directors provides that a director may not stand for re-election to the Board after reaching his or her 70th birthday, unless the Board determines that BancorpSouth would significantly benefit from such director serving another term due to his or her advice, expertise and influence. The Board has made this determination with respect to the two Class I Nominees who have attained the age of 70, Messrs. Franklin and Staub. Mr. Staub will retire on the date of the annual meeting of shareholders in 2008.
     At the end of a director’s term, the Board may, in its discretion, re-nominate that director for another term. If the Board does not re-nominate a former director for another term after his or her 70th birthday or such person is not re-elected by our shareholders, the person would then serve as a Director Emeritus for a one-year term, and be eligible for re-election as a Director Emeritus by the Board annually.
     Each nominee has consented to be a candidate and to serve as a director if elected.
     The following table shows the names, ages, principal occupations and other directorships of the nominees designated by the Board of Directors to become directors and the year in which each nominee was first elected to the Board of Directors:
Class I Nominees — Term Expiring in 2009

			Director
Name	Age	Principal Occupation/Other Directorships	Since
Hassell H. Franklin	70	Chief Executive Officer, Franklin Corp., Houston, Mississippi (furniture manufacturer)	1974

Robert C. Nolan	64	Chairman of the Board, Deltic Timber Corporation, El Dorado, Arkansas (timber production); Managing Partner, Munoco Company, El Dorado, Arkansas (oil and gas exploration and production)	2000

W. Cal Partee, Jr.	61	Partner, Partee Flooring Mill, Oil and Timber Investments, Magnolia, Arkansas (oil and lumber production)	2000

Travis E. Staub*	73	Retired, Fulton, Mississippi; Construction/engineering consultant, Fulton, Mississippi (2003-2004); Vice Chairman, JESCO, Inc., Fulton, Mississippi (construction and engineering) (1994-2003)	1975

*	Mr. Staub will retire on the date of the annual meeting of shareholders in 2008.

Continuing Directors
     The persons named below will continue to serve as directors until the annual meeting of shareholders in the year indicated for the expiration of their terms. Shareholders are not voting on the election of the Class II and Class III directors listed below. The following table shows the names, ages, principal occupations and other directorships of each continuing director, and the year in which each was first elected to the Board of Directors:
Class III — Term Expiring in 2007

			Director
Name	Age	Principal Occupation/Other Directorships	Since
Larry G. Kirk	59	Retired, Tupelo, Mississippi; Chairman of the Board and Chief Executive Officer, Hancock Fabrics, Inc., Tupelo, Mississippi (fabric retailer and wholesaler) (1996-2005)	2002

Guy W. Mitchell, III	62	Vice President and Attorney at Law, Mitchell, McNutt and Sams, P.A., Tupelo, Mississippi	2003

R. Madison Murphy	48	Director, Murphy Oil Corporation, El Dorado, Arkansas (integrated oil company); Director, Deltic Timber Corporation, El Dorado, Arkansas (timber production), Managing Member, Murphy Family Management, LLC (investments)	2000

Aubrey B. Patterson	63	Chairman of the Board and Chief Executive Officer of BancorpSouth, Inc. and BancorpSouth Bank; Director, Furniture Brands International, Inc., St. Louis, Missouri and Tupelo, Mississippi (furniture manufacturer)	1983
Class II Nominees — Term Expiring in 2008

			Director
Name	Age	Principal Occupation/Other Directorships	Since
W. G. Holliman, Jr.	68	Chairman of the Board and Chief Executive Officer, Furniture Brands International, Inc., St. Louis, Missouri and Tupelo, Mississippi (furniture manufacturer)	1994

James V. Kelley	56	Chief Operating Officer and President of BancorpSouth, Inc. and BancorpSouth Bank	2000

Turner O. Lashlee	69	Chairman of the Board, Lashlee-Rich, Inc., Humboldt, Tennessee (general construction)	1992

Alan W. Perry	58	Attorney at Law, Forman, Perry, Watkins, Krutz & Tardy LLP, Jackson, Mississippi	1994
     Each of the nominees and continuing directors has had the principal occupation indicated for more than five years, unless otherwise indicated. Messrs. Murphy and Nolan are first cousins.
     Required Vote
     Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast by the holders of shares of common stock represented at the annual meeting and entitled to vote.
The Board of Directors recommends that shareholders vote
“FOR” each of the Class I nominees.

PROPOSAL 2:
APPROVAL OF SECOND AMENDMENT TO THE BANCORPSOUTH, INC.
EXECUTIVE PERFORMANCE INCENTIVE PLAN
     Our Board of Directors has adopted a Second Amendment to the BancorpSouth, Inc. Executive Performance Incentive Plan (the “Amendment”) and we are seeking shareholder approval of the Amendment, which would expand the business criteria upon which awards can be made under the BancorpSouth, Inc. Executive Performance Incentive Plan, as previously amended (the “Incentive Plan”).
     The Incentive Plan adopted by our Board of Directors and approved by our shareholders provides for the payment of cash incentive bonuses to participants based upon the achievement of performance goals established by a subcommittee of the Executive Compensation and Stock Incentive Committee of the Board of Directors (the “Incentive Subcommittee”). All payments made under the Incentive Plan are intended to be “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). As more fully discussed below, such payments to certain employees are intended to be fully deductible under Section 162(m) of the Code.
     Explanation of Changes
     Currently, performance goals established under the Incentive Plan must be based on either or both of return on average equity or deposits and other funding sources. The Amendment will provide additional business criteria for awards beginning in 2006. These additional criteria, which are described below in the discussion of “Business Criteria for Performance Goals,” will allow our Executive Compensation and Stock Incentive Committee greater latitude in providing incentives that encourage performance from our executive officers that is most desired from time to time. If the Amendment is approved by our shareholders at the annual meeting, it will become effective without further action as of January 1, 2006. The Incentive Plan is described below. The description is qualified in its entirety by reference to the full text of the Incentive Plan, as previously amended, which is available on the SEC’s website at http://www.sec.gov, and the proposed Amendment, which is included in Appendix A to this Proxy Statement.
     Purpose of the Incentive Plan
     The Incentive Plan is designed to provide compensation in the form of cash or our common stock that qualifies as “performance-based” compensation under Section 162(m) of the Code. Under Section 162(m), we may not deduct for federal income tax purposes compensation paid to certain “covered employees” (generally the chief executive officer and the four highest paid executive officers other than the chief executive officer) in any taxable year to the extent that any of these persons receives more than $1 million in compensation in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we can receive a federal income tax deduction for such compensation without regard to the $1 million deduction limit. In order for compensation to qualify as “performance-based,” it must satisfy certain conditions, including shareholder approval of the business criteria that is permissible for setting performance goals.
     As with all of our incentive plans, the Incentive Plan is intended to increase shareholder value and our success by encouraging outstanding performance by certain of our executive officers who are “covered employees” under Section 162(m). These goals are to be achieved by providing eligible executive officers with incentive awards based on the achievement of goals relating to our performance. As of March 24, 2006, two of our executives were eligible to participate in the Incentive Plan. Participants in the Incentive Plan are not eligible to participate in the BancorpSouth, Inc. Home Office Incentive Plan, which is described in the Executive Compensation and Stock Incentive Committee Report on Executive Compensation contained in this Proxy Statement.
     Operation of the Incentive Plan
     The Incentive Subcommittee makes awards under the Incentive Plan that are (i) payable as a cash bonus, (ii) shares of our common stock subject to vesting conditions, or (iii) cash or stock payments that are based on the value of our common stock. These awards are subject to performance conditions. For awards that are made in our common stock, or are based on our common stock, the source of the shares for these awards are our 1994 Plan.
     The Incentive Subcommittee may take into account several factors when establishing the performance goals each year. However, the performance goals established by the Incentive Subcommittee must be objectively determinable and based on levels of achievement of the business criteria contained in the Incentive Plan. No later than 90 days after the beginning of the year, the Incentive Subcommittee will specify in writing (i) the type of award (i.e., cash or common stock) and target amount payable to each participant, (ii) the maximum amount payable to each participant, (iii) the performance goals upon which each participant’s award is conditioned and (iv) the formula to determine the amount payable or shares that become vested based on the achievement of the specified goals. The amount of awards may vary among participants and from year to year, but the maximum cash bonus payable to any participant under the Incentive Plan in a year is $4 million The maximum number of shares of our common stock that may be subject to an award in any one-year period is 120,000.
     As soon as possible after the end of each year, or other period of performance specified in an award, the Incentive Subcommittee must certify in writing for each participant whether the performance goals and any other material conditions have been met. If these goals and conditions have been met, the Incentive Subcommittee may authorize payment of the amount of cash or vesting of common stock earned under an award. The Incentive Subcommittee has discretion to reduce or eliminate, but not increase, an amount that is payable to a participant under the Executive Incentive Plan. Any incentive cash bonuses will be paid in cash as soon as practicable following the end of the fiscal year. Any common stock incentives awarded under our 1994 Stock Incentive Plan (e.g., performance shares, restricted stock, restricted stock units) will be transferred to the participant or vested as soon as practicable following the end of a performance period stated in the award.
     Business Criteria for Performance Goals
     If the Amendment to the Incentive Plan is approved, performance goals will be permissible under any of the following business criteria: (i) return on average equity or average assets: (ii) deposits and other funding sources; (iii) revenue, including interest income and/or non-interest income, and/or return on revenue; (iv) cash flow (operating, free, cash flow return on equity, cash flow return on investment); (v) earnings, before or after taxes, interest, depreciation, and/or amortization; (vi) earnings per share; (vii) net interest margin; (viii) improvement in credit quality measures, including non-performing asset ratio, net charge-off ratio, or reserve coverage of non-performing loans vs. peers; (ix) efficiency ratio; (x) loan growth; and (xi) total shareholder return.
     Change in Control
     If we experience a change in control (as defined in the Incentive Plan), a participant is entitled to the maximum amount payable under an award that is outstanding. The cash or equity-based payment will be paid as soon as practicable following the change in control.
     Death, Disability and Retirement
     Upon the death or disability (as defined in the Incentive Plan) of a participant in the Incentive Plan, the Incentive Subcommittee may pay a cash bonus whether or not the performance goals have been achieved. The Incentive Subcommittee may, in its discretion, award either a cash bonus as if we employed the participant for the entire year or prorate the cash bonus for the number of months we employed the participant. This bonus will be paid at or about the time that we pay all other bonuses.
     Upon the retirement (as defined in the Incentive Plan) of a participant in the Incentive Plan, the Incentive Subcommittee may pay the cash bonus to the participant if all of the performance goals were achieved. The Incentive Subcommittee may, in its discretion, award either a cash bonus as if we employed the participant for the entire year or prorate the cash bonus for the number of months we employed the participant. This bonus will be paid at or about the time that we pay all other bonuses.
     Amendment and Termination of the Incentive Plan
     The Board of Directors may amend or terminate the Incentive Plan at any time and for any reason. However, no amendment that would modify the material terms of the Incentive Plan, including the performance goals and the limits on compensation payable, will be effective until approved by our shareholders in a manner that satisfies the shareholder approval requirements of Section 162(m). The Board of Directors has determined that the proposed Amendment, which modifies the performance goals under the Incentive Plan, is a modification of material terms requiring shareholder approval.
     Federal Income Tax Consequences
     Under present federal income tax law, participants will realize ordinary income equal to the amount of a cash bonus paid under an award in the year of receipt. With respect to awards based on common stock made under our

1994 Stock Incentive Plan (e.g., performance shares, restricted stock, restricted stock units), participants will recognize ordinary income based on the market value of common stock at the time it becomes vested or earned under an award. However, participants can make an election under Section 83(b) of the Code to be taxed at the time that common stock is granted under an award. In either case, the individual is also subject to capital gains treatment on the subsequent sale of the common stock acquired through an award. For this purpose, the individual’s basis in the common stock is its fair market value at the time the common stock subject to the award becomes vested. If an election under Section 83(b) is made, basis is determined at the time that common stock was transferred.
     We will receive a deduction for the amount constituting ordinary income to the participant, provided that the Executive Incentive Plan satisfies the requirements of Section 162(m). As described above, Section 162(m) limits the deductibility of compensation not based on performance that is paid to certain corporate executives.
     Awards Granted to Certain Individuals and Groups
     Awards under the Incentive Plan are determined based on our actual performance compared to the performance goals established by the Executive Compensation and Stock Incentive Committee.
     Required Vote
     Approval of the Amendment requires the affirmative vote of the holders of a majority of the shares of common stock represented at the annual meeting and entitled to vote on the proposal.
The Board of Directors recommends that shareholders vote “FOR” approval of the Amendment.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF AUDITORS
     The Audit Committee of the Board of Directors selected and appointed the accounting firm of KPMG LLP as independent auditors of BancorpSouth and its subsidiaries for the year ending December 31, 2006 and seeks ratification of the appointment by our shareholders. This firm has served as our independent auditors since 1973.
     In addition to rendering audit services for the year ended December 31, 2005, KPMG LLP performed various other services for us and our subsidiaries. The aggregate fees billed for the services rendered to us by KPMG LLP for the years ended December 31, 2005 and December 31, 2004 were as follows:

	2005	2004
Audit Fees (1)	$913,211	$717,000
Audit-Related Fees (2)	45,000	38,500
Tax Fees (3)	127,450	174,480
All Other Fees	0	0

Total	$1,085,661	$929,980

(1)	The Audit Fees for the years ended December 31, 2005 and 2004 consisted principally of fees for professional services in connection with the audits of our consolidated financial statements and the audit of internal control over financial reporting as well as various statutory and compliance audits. The amount shown for 2005 includes $144,711 related to the final bill for audit services rendered in 2004.

(2)	The Audit-Related Fees for the years ended December 31, 2005 and 2004 consisted principally of fees for audits of financial statements of certain employee benefit plans.

(3)	Tax Fees for the years ended December 31, 2005 and 2004 consisted of fees for tax consultation and tax compliance services.
     All audit and non-audit services performed by KPMG LLP must be pre-approved by the Audit Committee. The Audit Committee specifically reviews and pre-approves each audit and non-audit service provided by KPMG LLP prior to their engagement to perform such services. The Audit Committee has adopted no other pre-approval policies or procedures.
     If the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2006 is not ratified, the matter will be referred to the Audit Committee for further review. Representatives of KPMG LLP will be at the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
The Board of Directors recommends that shareholders vote “FOR”
ratification of the appointment of KPMG LLP as our independent auditors for 2006.

CORPORATE GOVERNANCE
Meetings of the Board of Directors and Committees
     During 2005, our Board of Directors held seven meetings. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all committees on which such director served. The Board of Directors has established standing Executive, Audit, Executive Compensation and Stock Incentive, and Nominating Committees, each of which is described below. BancorpSouth encourages its Board members to attend the annual meeting of shareholders. In 2005, all of our directors attended the annual meeting of shareholders.
     The Executive Committee acts on behalf of the Board of Directors on all matters concerning the management and conduct of our business and affairs, except those matters enumerated in the Executive Committee Charter and those matters reserved to the Board of Directors under state law. Generally, the Executive Committee meets monthly. The Executive Committee held ten meetings during 2005. The current members of the Executive Committee are Messrs. Patterson (Chairman), Franklin, Holliman, Kelley, Lashlee, Nolan and Staub.
     The Audit Committee is a separately-designated standing audit committee that is responsible for, among other things, monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements and our financial reporting process and systems of internal controls; monitoring the work of the Audit/Loan Review Committee of BancorpSouth Bank; evaluating the independence and qualifications of our independent auditors; evaluating the performance of our independent auditors and our internal auditing department; providing an avenue of communication among the independent auditors, management, our internal audit department, our subsidiaries and our Board of Directors; and selecting, engaging, overseeing, evaluating and determining the compensation of our independent auditors. This committee’s performance is evaluated annually. The Audit Committee is currently composed of Messrs. Kirk (Chairman), Partee and Murphy, each of whom the Board of Directors has determined are independent under the listing standards of the New York Stock Exchange. Our Board of Directors has also determined that each of Messrs. Kirk and Murphy is an “audit committee financial expert” as defined in rules adopted by the Securities and Exchange Commission (the “SEC”). The Audit Committee met 14 times during 2005. A copy of the Charter of the Audit Committee is available on our website at www.bancorpsouthonline.com on our Investor Relations webpage under the caption “Corporate Governance.”
     The Executive Compensation and Stock Incentive Committee reviews corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluates our Chief Executive Officer’s performance and determines, together with our other independent directors, the salary, benefits and other compensation of our Chief Executive Officer. This committee also makes recommendations to the Board of Directors with respect to the salaries, benefits and other compensation of our other executive officers, and with respect to incentive and equity-based plans. The committee, or a subcommittee thereof, also administers our 1995 Non-Qualified Stock Option Plan For Non-Employee Directors (the “Directors Option Plan”), Home Office Plan, 1990 Stock Incentive Plan, 1994 Stock Incentive Plan, the 1998 Stock Option Plan and the BancorpSouth, Inc. Executive Performance Incentive Plan. This committee’s performance is evaluated annually. The current members of this committee are Messrs. Staub (Chairman), Franklin, Nolan and Lashlee, each of whom the Board of Directors has determined are independent under the listing standards of the New York Stock Exchange. This committee met six times during 2005. A copy of the Charter of the Executive Compensation and Stock Incentive Committee is available on our website at www.bancorpsouthonline.com on our Investor Relations webpage under the caption “Corporate Governance.”
     The Nominating Committee identifies nominees for election to the Board consistent with criteria approved by the Board, and recommends to the Board of Directors nominees for election to the Board and for appointment to its committees. This committee also developed and recommended to the Board of Directors our Corporate Governance Principles. In addition, this committee oversees the evaluation of the Board and management. This committee’s performance is evaluated annually. The current members of this committee are Messrs. Franklin (Chairman), Holliman, Lashlee, Nolan and Staub, each of whom the Board of Directors has determined are independent under the listing standards of the New York Stock Exchange. The Nominating Committee met six times during 2005. A copy of the Charter of the Nominating Committee is available on our website at www.bancorpsouthonline.com on our Investor Relations webpage under the caption “Corporate Governance.”

Executive Sessions
     In order to promote open discussion among the non-management directors, we schedule regular executive sessions in which those directors meet without management participation. Unless a majority of the Board of Directors designates a presiding director, the Chairman of the Nominating Committee will preside at these meetings. The current chairman of the Nominating Committee is Mr. Franklin. In addition, an executive session of independent (as defined in the listing standards of the New York Stock Exchange), non-management directors is held at least twice each year.
Communications with the Board
     You may send communications to the Board of Directors, the presiding director of the non-management directors, the non-management directors as a group or any individual director by writing to the Board of Directors or such individual director in care of the Corporate Secretary at One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. The Corporate Secretary will directly forward written communications addressed to the entire Board of Directors to the Chairman of the Nominating Committee, written communications addressed to the non-management directors to the non-management directors and all other written communications to the individual director(s) to whom they are addressed.
Governance Information
     In addition to the committee charters described above, our Corporate Governance Principles and our Code of Business Conduct and Ethics are available on our website at www.bancorpsouthonline.com on our Investor Relations webpage under the caption “Corporate Governance.” These materials, including the committee charters described above, are also available in print to any shareholder upon request. Such requests should be sent to the following address:
BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
Attention: Corporate Secretary
Director Independence
     The Board of Directors reviews the independence of all directors and affirmatively makes a determination as to the independence of each director on an annual basis. No director will qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with BancorpSouth (either directly or as a partner, shareholder or officer of an organization that has a relationship with BancorpSouth). In each case, the Board of Directors broadly considers all relevant facts and circumstances when making independence determinations. To assist the Board of Directors in determining whether a director is independent, the Board of Directors has adopted Director Independence Standards, which are attached as Appendix B to this Proxy Statement. The Director Independence Standards are also available on our website at www.bancorpsouthonline.com on our Investor Relations webpage under the caption “Corporate Governance.” The Board of Directors has determined that each of Messrs. Franklin, Holliman, Kirk, Lashlee, Mitchell, Murphy, Nolan, Partee and Staub, a majority of our Board members, meets these standards as well as the current listing standards of the New York Stock Exchange for independence.

Compensation of Non-Employee Directors
     The following table below reflects the cash, dollar value of stock and number of stock options paid to each of our non-employee directors in 2005.

	Annual	Board		Bank Board		Committee
Non-Employee	Board	Meeting Fees(1)		Meeting Fees(1)		Meeting Fees(1)			Total	Total
Director	Retainer(1)	Cash	Stock	Cash	Stock	Cash	Stock	Options	Cash	Stock
Hassell H. Franklin (2)	$10,000	$2,500	$2,500	$6,500	$6,500	$11,900	$11,900	3,600	$25,900	$25,900
W. G. Holliman, Jr.	10,000	3,250	3,250	7,000	7,000	9,100	9,100	3,600	24,350	24,350
Larry G. Kirk(2)	10,000	3,250	3,250	7,000	7,000	9,650	9,650	3,600	24,900	24,900
Turner O. Lashlee	10,000	0	6,500	0	14,000	0	21,700	3,600	0	52,200
Guy W. Mitchell, III	10,000	0	6,500	0	14,000	0	4,000	3,600	0	34,500
R. Madison Murphy	10,000	2,250	2,250	4,000	4,000	3,750	3,750	3,600	15,000	15,000
Robert C. Nolan	10,000	2,500	2,500	4,000	4,000	8,075	8,075	3,600	19,575	19,575
W. Cal Partee, Jr.	10,000	0	5,500	0	10,000	0	8,500	3,600	0	34,000
Alan W. Perry(2)	10,000	0	5,500	0	12,000	0	7,000	3,600	0	34,500
Travis E. Staub(2)	10,000	3,250	3,250	7,000	7,000	13,000	13,000	3,600	28,250	28,250

(1)	At least 50% of these fees is paid in the form of our common stock.

(2)	Committee chair.
     Directors who are also our employees receive no additional compensation for serving on our Board of Directors or any committee thereof. Each of our directors also currently serves on the Board of Directors of BancorpSouth Bank. Prior to April 2005, non-employee directors received a total annual retainer of $6,000 for serving on both Boards. Effective April 2005, non-employee directors receive an annual retainer of $6,000 for serving on each of the Boards, for a total annual retainer of $12,000. In addition, non-employee directors are paid a meeting fee of $1,500 for each regular or special meeting of our Board of Directors attended and $2,000 for each regular or special meeting of the Board of Directors of BancorpSouth Bank attended. The meeting fee is reduced to $1,000 for meetings of our Board of Directors that are held on the same day as meetings of the Board of Directors of BancorpSouth Bank. Members of the Executive Committee and the Chairman of the Audit Committee receive a fee of $2,000 for each committee meeting attended. Members of other standing committees receive $1,000 for each committee meeting attended in person and one-half of the applicable fee for each committee meeting attended via conference call. Chairmen of standing or special committees of the Board of Directors, other than the Audit Committee, receive an additional fee of $100 for each meeting attended for serving as such. Directors are reimbursed for necessary travel expenses and are insured under our group life insurance plan for amounts of $15,000 to age 65 and $9,750 from age 65 until reaching age 70.
     At least 50% of the director fees is paid in the form of common stock pursuant to the BancorpSouth, Inc. Directors Stock Plan. In addition, directors can elect for the remaining portion of the fees to be paid in the form of our common stock. With respect to the portion of the director fees that the director elects to receive in the form of cash, the director may elect to defer the receipt of the cash fee through a compensation deferral arrangement.
     Each of our non-employee directors also participates in our Directors Option Plan. The Directors Option Plan automatically grants options to purchase 3,600 shares of our common stock to non-employee directors on May 1 of each year. Options can be exercised at any time after the date of the annual meeting of shareholders that follows the date of grant, provided that the director continuously serves during that term. The exercise price of an option is the fair market value of the common stock on the date of grant. Options expire upon the earlier of ten years after the date of grant or termination of service as a director. The Directors Option Plan is administered by our Board of Directors, which may not deviate from the express annual awards provided for in the Directors Option Plan. A total of 564,000 shares of common stock are currently reserved for issuance under the Directors Option Plan. As of January 31, 2006, options to exercise 403,964 shares of common stock have been granted under the Directors Option Plan, of which 107,544 options have been exercised.
Director Qualification Standards
     The Nominating Committee and our Chief Executive Officer actively seek individuals qualified to become members of our Board of Directors for recommendation to our Board of Directors and to our shareholders and consider nominees proposed by our shareholders to serve on our Board of Directors that are properly submitted in accordance with our Amended and Restated Bylaws. In recommending candidates and evaluating shareholder nominees for our Board of Directors, the Nominating Committee considers each candidate’s qualification as independent, as well as considering diversity of age, ownership, influence and skills such as understanding of financial services industry issues, all in the context of an assessment of the perceived needs of BancorpSouth at that point in time. The Nominating Committee meets at least annually with our Chief Executive Officer to discuss the qualifications of potential new members of our Board of Directors. After consulting with our Chief Executive Officer, the Nominating Committee recommends the director nominees to the Board of Directors for their approval. We have not paid any third-party fee to assist the Nominating Committee in the director nomination process to date.
Shareholder Nominees and Proposals
     Nominees. The Nominating Committee considers suggestions for possible nominees for the Board of Directors from many sources, including shareholders. The Charter of the Nominating Committee provides that the Nominating Committee will consider nominees proposed by our shareholders to serve on the Board of Directors if they are properly submitted in accordance with our Amended and Restated Bylaws. A nomination will be properly submitted if written notice is delivered to our Corporate Secretary not earlier than 120, nor later than 90, calendar days prior to the first anniversary of the date on which we first mailed our proxy statement to shareholders in connection with the prior year’s annual meeting of shareholders. The written notice must contain the information set forth in the following subsection entitled “Proposals.” Any shareholder who proposes a nominee must consent to our disclosure of his, her or the entity’s name in a future proxy statement in connection with the shareholder nomination. The Nominating Committee will consider shareholder nominees on the same basis as any other candidates.
     Proposals. Shareholder proposals intended to be presented at our 2007 annual meeting of shareholders must be received by us at our executive offices, located at the address listed below, not later than November 24, 2006 in order for the proposal to be included in our proxy statement and proxy card.
     Shareholder proposals and shareholder nominations for election to our Board of Directors (other than the candidates proposed by our Board of Directors or the Nominating Committee) submitted after November 24, 2006 but before December 24, 2006 will not be included in our proxy statement or proxy card, but may be included in the agenda for our 2007 annual meeting if submitted to our Corporate Secretary at the address below. Any nomination for director or other proposal by a shareholder that is not timely submitted and does not comply with these notice requirements will be disregarded and, upon the instructions of the presiding officer of the annual meeting, all votes cast for each such nominee and such proposal will be disregarded. Our Nominating Committee will consider shareholder nominations of candidates for election to the Board of Directors that are timely and otherwise submitted in accordance with the requirements described in the following paragraph.
     A shareholder’s written notice submitted to our Corporate Secretary nominating candidates for election to the Board of Directors or proposing other business must include (i) the name and address of the shareholder; (ii) the class and number of shares of common stock held of record and beneficially owned by such shareholder; (iii) the name(s), including any beneficial owners, and address(es) of such shareholder(s) in which all such shares of common stock are registered on our stock transfer books; (iv) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice; (v) a brief description of the business desired to be submitted to the annual meeting of shareholders, the complete text of any resolutions intended to be presented at the annual meeting and the reasons for conducting such business at the annual meeting of shareholders; (vi) any personal or other material interest of the shareholder in the business to be submitted; (vii) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (viii) all other information relating to the nomination or proposed business that may be required to be disclosed under applicable law. In addition, a shareholder seeking to submit such nominations or business at the meeting shall promptly provide any other information we reasonably request. Such notice shall be sent to the following address:
BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
Attention: Corporate Secretary

     The individuals named as proxies on the proxy card for our 2007 annual meeting of shareholders will be entitled to exercise their discretionary authority in voting proxies on any shareholder proposal that is not included in our proxy statement for the 2007 annual meeting, unless we receive notice of the matter(s) to be proposed not earlier than November 24, 2006 nor later than December 24, 2006. Even if proper notice is received within such time period, the individuals named as proxies on the proxy card for that meeting may nevertheless exercise their discretionary authority with respect to such matter(s) by advising shareholders of the proposal(s) and how the proxies intend to exercise their discretion to vote on these matter(s), unless the shareholder making the proposal(s) solicits proxies with respect to the proposal(s) to the extent required by Rule 14a-4(c)(2) under the Exchange Act.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of the outstanding shares of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. These officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms and certain other forms that they file. There are specific due dates for these reports, and we are required to report in this Proxy Statement any failure to file reports as required for 2005. Based solely upon a review of the applicable filings on the SEC’s EDGAR website, copies of reports furnished to us and written representations that no other reports were required, we believe that these reporting and filing requirements were complied with for 2005, except that a Form 4 was inadvertently filed late relating to option exercises in May 2005 for each of Messrs. Franklin, Lashlee and Perry.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information, as of January 31, 2006, with respect to the beneficial ownership of common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) all directors and nominees, (iii) each of our executive officers named in the Summary Compensation Table set forth below in the section captioned “EXECUTIVE COMPENSATION” and (iv) all of our directors and executive officers as a group. We relied on information supplied by our directors, executive officers and beneficial owners for purposes of this table.

	Amount and Nature of Beneficial Ownership
			Options Exercisable	Percentage
Name of Beneficial Owner**	Common Stock (1)		Within 60 Days (2)	of Class(2)
BancorpSouth, Inc. Amended and Restated Salary Deferral Profit Sharing Employee Stock Ownership Plan	6,372,249		0	8.04%
Larry D. Bateman	20,748		66,000	*
W. Gregg Cowsert	30,463		117,000	*
Hassell H. Franklin	1,016,029		31,524	1.32
W. G. Holliman, Jr.	621,800	(3)	22,800	*
James V. Kelley	127,707		226,356	*
Larry G. Kirk	9,014		10,800	*
Turner O. Lashlee	60,140		31,524	*
Guy W. Mitchell, III	19,990		7,200	*
R. Madison Murphy	510,268	(4)	14,400	*
Robert C. Nolan	608,728	(5)	14,400	*
W. Cal Partee, Jr.	285,187	(6)	14,400	*
Aubrey B. Patterson	410,720	(7)	667,618	1.36
Alan W. Perry	34,026		31,524	*
Michael L. Sappington	56,353		51,000	*
Travis E. Staub	60,426	(8)	27,162	*
All directors and executive officers as a group (20 persons)	4,045,392		1,688,708	7.23

*	Less than 1%.

**	The address of each person or entity listed is c/o BancorpSouth, Inc., One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804.

(1)	Information in the table for individuals includes shares held in our Amended and Restated Salary Deferral Profit Sharing Employee Stock Ownership Plan (the “401(k) Plan”) and in individual retirement accounts for which the shareholder can direct the vote. Except as indicated in the footnotes to this table, each person listed has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him or her pursuant to applicable law.

(2)	Beneficial ownership is deemed to include shares of common stock which an individual has a right to acquire within 60 days after January 31, 2006, including upon the exercise of options granted under our 1990 and 1994 Stock Incentive Plans and the Directors Option Plan. These shares are deemed to be outstanding for the purposes of computing the “percentage of class” for that individual, but are not deemed outstanding for the purposes of computing the percentage of any other person.

(3)	Includes 128,931 shares owned by Mr. Holliman’s wife, of which Mr. Holliman disclaims beneficial ownership.

(4)	Includes 19,087 shares held in trusts of which Mr. Murphy is the trustee for the benefit of his minor children, of which Mr. Murphy disclaims beneficial ownership, 16,535 shares held in trusts of which other persons are the trustees for the benefit of Mr. Murphy’s minor children, of which Mr. Murphy disclaims beneficial ownership, 10,020 shares owned by Mr. Murphy’s wife, of which Mr. Murphy disclaims beneficial ownership, 59,649 shares beneficially owned in trusts of which Mr. Murphy is not a trustee but has residuary interests, and 298,861 shares held by a limited partnership that is controlled by a limited liability company of which Mr. Murphy is a member.

(5)	Includes 4,227 shares owned by Mr. Nolan’s wife, of which Mr. Nolan disclaims beneficial ownership, and 426,319 shares held in trusts of which Mr. Nolan is the co-trustee for the benefit of nieces, nephews, children and lineal descendants of the four co-trustees, of which Mr. Nolan disclaims beneficial ownership.

(6)	Includes 330 shares owned by Mr. Partee’s wife, of which Mr. Partee disclaims beneficial ownership, and 5,208 shares held by Mr. Partee’s wife as custodian for the benefit of Mr. Partee’s children, of which Mr. Partee disclaims beneficial ownership.

(7)	Includes 28,000 shares beneficially owned by Mr. Patterson pursuant to the 1998 Stock Bonus Agreement, over which he exercises voting power.

(8)	Includes 13,440 shares owned by Mr. Staub’s wife, of which Mr. Staub disclaims beneficial ownership.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth certain information concerning compensation paid or accrued by us and our subsidiaries for each of the last three years with respect to the Chief Executive Officer and our four other most highly compensated executive officers whose total salary and bonus for 2005 exceeded $100,000 (collectively, the “Named Executive Officers”):
Summary Compensation Table

				Long-Term Compensation
Name and Principal Position	Year	Annual Compensation		Awards	Payouts
				Securities			All Other
				Underlying	LTIP		Compen-
		Salary	Bonus	Options/SARs	Payouts		sation (1)
Aubrey B. Patterson	2005	$647,816	$647,816	80,000/—	$288,400	(2)	$10,500
Chairman and Chief	2004	622,900	398,656	75,000/—	309,960	(2)	10,250
Executive Officer of BancorpSouth, Inc.	2003	593,242	640,701	75,000/—	259,840	(2)	10,000

James V. Kelley	2005	$427,102	$320,327	35,000/—	$449,800	(3)	$10,500
President and Chief	2004	410,675	197,124	32,000/—	448,000	(3)	10,250
Operating Officer of BancorpSouth, Inc.	2003	391,118	316,806	32,000/—	431,000	(3)	10,000

Michael L. Sappington	2005	$319,298	$149,551	12,000/—	$—		$10,500
Executive Vice President of	2004	308,500	98,450	12,000/—	—		10,250
BancorpSouth, Inc.	2003	298,064	155,366	13,000/—	—		10,000

W. Gregg Cowsert	2005	$278,027	$173,766	14,000/—	$—		$10,500
Executive Vice President of	2004	268,625	113,091	14,000/—	—		10,250
BancorpSouth, Inc.	2003	258,288	169,179	13,000/—	—		10,000

Larry D. Bateman	2005	$257,088	$128,544	12,000/—	$—		$10,500
Executive Vice President of	2004	247,200	79,104	10,000/—	—		10,250
BancorpSouth, Inc.	2003	240,000	88,695	10,000/—	—		10,000

(1)	These amounts represent matching contributions by us under the 401(k) Plan.

(2)	Pursuant to the terms of our 1998 Stock Bonus Agreement with Mr. Patterson, a total of 126,000 shares of common stock have been awarded to Mr. Patterson, subject to release from escrow of 7,000 shares on April 1 in each of 1998 and 1999 and the release from escrow of 14,000 shares on April 1 in each of 2000 through 2007 if we achieve either a 0.9% return on average assets or a 12.825% return on average equity for the preceding year. These performance criteria were achieved during 2004 and the appropriate number of shares were released from escrow in 2005. For a description of the other material terms of the 1998 Stock Bonus Agreement, please refer to the section entitled “EQUITY COMPENSATION PLAN INFORMATION.” At December 31, 2005, 28,000 shares remained restricted under the 1998 Stock Bonus Agreement, subject to achievement of performance criteria. At December 31, 2005, the value of these 28,000 restricted shares was $617,960 (based upon the closing sale price of the common stock of $22.07 as reported on the New York Stock Exchange on December 30, 2005).

(3)	Pursuant to the terms of our 2000 Stock Bonus Agreement with Mr. Kelley, 100,000 shares of common stock were awarded to Mr. Kelley on August 31, 2000, subject to release from escrow of 20,000 shares on August 31 in each of 2001 through 2005 if we achieved either a 0.9% return on average assets or a 12.825% return on average equity for the preceding year. These performance criteria were achieved during 2004 and the appropriate number of shares were released from escrow during 2005. All shares awarded under this 2000 Stock Bonus Agreement have now been released from escrow and the agreement has terminated.

Stock Option Grants
     The following table sets forth certain information regarding stock options granted to the Named Executive Officers during 2005:
Option Grants in Last Fiscal Year

					Potential Realizable Value at
					Assumed Annual Rates of
					Stock Price Appreciation
	Individual Grants				for Option Term (3)
	Number of
	Securities	Percent of Total
	Underlying	Options Granted	Exercise or
	Options	to Employees in	Base Price	Expiration
Name	Granted (1)	Fiscal Year	Per Share (2)	Date	5%	10%
Aubrey B. Patterson	80,000	17.66%	$23.19	11/30/15	$1,166,725	$2,956,711
James V. Kelley	35,000	7.73	23.19	11/30/15	510,442	1,293,561
Michael L. Sappington	12,000	2.65	23.19	11/30/15	175,009	443,507
W. Gregg Cowsert	14,000	3.09	23.19	11/30/15	204,177	517,424
Larry D. Bateman	12,000	2.65	23.19	11/30/15	175,009	443,507

(1)	Options become exercisable on December 14, 2005. In the event of death, disability or retirement, the options terminate three months after retirement or 12 months after death or disability and in any event, upon their expiration date. However, in the event that we cease to employ an employee for any reason other than death, disability or retirement, the options held by that employee terminate immediately. Any unexercisable options become fully exercisable in the event we experience a change in control. Each option provides, among other things, that the recipient will not compete with us for two years after the employee’s voluntary termination of employment.

(2)	Represents the fair market value on the date of grant. The exercise price for options is payable in cash or by delivery of shares of common stock with a fair market value equal to the exercise price for the shares purchased, or by any other method approved by the Executive Compensation and Stock Incentive Committee.

(3)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term and based upon assumed rates of appreciation in the market price of the common stock of 5% and 10% compounded annually from the date of grant to the expiration date. Actual gains, if any, upon the exercise of stock options will depend on the future performance of the common stock and the date on which the options are exercised.
Option/SAR Exercises and Year-End Values
     The following table provides certain information with respect to the Named Executive Officers regarding the exercise of options during 2005 and unexercised options and stock appreciation rights (“SARs”) at December 31, 2005:
Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

					Value of Unexercised
			Number of Securities Underlying		In-The-Money
	Shares		Unexercised Options/SARs		Options/SARs at
	Acquired		At Fiscal Year-End (1)		Fiscal Year-End (2)
	On	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Aubrey B. Patterson	60,000	$666,366	687,618	—	$2,326,596	$—
James V. Kelley	0	0	226,356	—	758,803	—
Michael L. Sappington	70,000	374,422	51,000	—	980	—
W. Gregg Cowsert	12,000	127,650	135,000	—	516,358	—
Larry D. Bateman	7,000	39,673	66,000	—	117,933	—

(1)	Prior to 1997, options represented two-thirds of annual awards and SARs represented one-third. There were no SARs granted during 2005. There are no freestanding SARs.

(2)	Based upon the closing sale price of the common stock of $22.07 per share, as reported on the New York Stock Exchange on December 30, 2005, less the exercise price for the options/SARs.

Long-Term Incentive Plan Awards
     The following table provides certain information regarding long-term incentive plan (“LTIP”) awards made to the Named Executive Officers during 2005:
Long-Term Incentive Plans — Awards in Last Fiscal Year

	Number Of		Estimated Future Payouts Under
	Shares, Units	Performance Or	Non-Stock Price-Based Plans
	Or Other	Other Period Until
Name	Rights	Maturation or Payout	Threshold	Target (1)	Maximum
Aubrey B. Patterson	14,000 (2)	1 year	N/A	28,000 (3)	N/A
James V. Kelley	20,000 (4)	N/A	—	—	—
Michael L. Sappington	—	—	—	—	—
W. Gregg Cowsert	—	—	—	—	—
Larry D. Bateman	—	—	—	—	—

(1)	If the performance criteria are met for the applicable performance period, the target payout for that period will be awarded. There are no threshold or maximum levels.

(2)	Pursuant to the terms of our 1998 Stock Bonus Agreement with Mr. Patterson, a total of 126,000 shares of common stock have been awarded to Mr. Patterson, subject to release from escrow of 7,000 shares on April 1 in each of 1998 and 1999 and the release from escrow of 14,000 shares on April 1 in each of 2000 through 2007 if we achieve either a 0.9% return on average assets or a 12.825% return on average equity for the preceding year. These performance criteria were achieved during 2004 and the appropriate number of shares were released from escrow in 2005. For a description of the other material terms of the 1998 Stock Bonus Agreement, please refer to the section entitled “EQUITY COMPENSATION PLAN INFORMATION.” At December 31, 2005, 28,000 shares remained restricted under the 1998 Stock Bonus Agreement, subject to achievement of the performance criteria. At December 31, 2005, the value of these 28,000 restricted shares was $617,960 (based upon the closing sale price of the common stock of $22.07 as reported on the New York Stock Exchange on December 30, 2005).

(3)	Represents number of shares of common stock to be released after 2005 under the 1998 Stock Bonus Agreement if we achieve certain performance criteria or if the term of the 1998 Stock Bonus Agreement expires.

(4)	Pursuant to the terms of our 2000 Stock Bonus Agreement with Mr. Kelley, 100,000 shares of common stock were awarded to Mr. Kelley on August 31, 2000, subject to release from escrow of 20,000 shares on August 31 in each of 2001 through 2005 if we achieved either a 0.9% return on average assets or a 12.825% return on average equity for the preceding year. These performance criteria were achieved during 2004 and the appropriate number of shares were released from escrow during 2005. All shares awarded under this 2000 Stock Bonus Agreement have now been released from escrow and the agreement has terminated.
Pension Plans
     We maintain a tax-qualified, non-contributory, defined benefit retirement plan for our employees and those of our subsidiaries who have reached the age of 21 and have completed one year of service (the “Retirement Plan”). Benefits under the Retirement Plan are based primarily on final average compensation and length of service. For 2005, the maximum annual benefit under the Code with respect to the Retirement Plan was $170,000 and the maximum amount of considered annual compensation was $210,000.
     We also have adopted a non-qualified, non-contributory, unfunded defined benefit pension plan for certain officers and executives (the “Restoration Plan”). Benefits under the Restoration Plan are based primarily on final average compensation and length of service but are based only on the amount of compensation and annual benefit accruals that exceed the maximum limits under the Code and, therefore, are not included in the Retirement Plan.
     We also maintain a non-qualified, unfunded, non-contributory defined benefit pension arrangement for selected key employees that is in the form of a deferred compensation agreement (the “Deferred Pension Program”). Benefits under the Deferred Pension Program are based primarily on average final compensation and supplement the amounts payable under the Retirement Plan and Restoration Plan.
     The following table illustrates the total combined estimated annual pension benefits payable to an eligible participant at normal retirement age (age 65) under the Retirement Plan, the Restoration Plan and the Deferred Pension Program, based on compensation covered under the plans and years of service with us and our subsidiaries:

Retirement Plan, Restoration Plan and Deferred Pension Program

	Years of Service at Retirement
Average Annual
Compensation	15	20	25	30	35
$200,000	$64,003	$75,337	$86,672	$98,006	$109,340
300,000	98,503	116,337	134,172	152,006	169,840
400,000	133,003	157,337	181,672	206,006	230,340
500,000	167,503	198,337	229,172	260,006	290,840
600,000	202,003	239,337	276,672	314,006	351,340
700,000	236,503	280,337	324,172	368,006	411,840
800,000	271,006	321,337	371,672	422,006	472,340
900,000	305,503	362,337	419,172	476,006	532,840
1,000,000	340,003	403,337	466,672	530,006	593,340
1,100,000	374,503	444,337	514,172	584,006	653,840
1,200,000	409,003	485,337	561,672	638,006	714,340
1,300,000	443,503	526,337	609,172	692,006	774,840
1,400,000	478,003	567,337	656,672	746,006	835,340
1,500,000	512,503	608,337	704,172	800,006	895,840
     A participant’s annual retirement benefit payable under the Retirement Plan is based upon the average monthly compensation (including the aggregate amount of all bonuses and commissions earned during the year divided by 12) for the five consecutive calendar years during which the employee earned the most compensation during his or her employment. Benefits under the Restoration Plan are calculated in the same manner, but applied only to the compensation that is earned in excess of IRS limits on compensation under the Retirement Plan. Benefits payable under the Deferred Pension Program are based upon the average of base compensation and bonuses paid to the covered employee during the 36 months immediately before his or her retirement and are paid to the retired employee (or upon his or her death, to his or her designated beneficiary) in equal monthly installments over a period of ten years. Benefits under the Retirement Plan and Restoration Plan are computed as straight life annuity amounts, although other forms of payment, including a lump sum benefit, are offered under each plan. Benefits under each of these plans and programs are not subject to any deduction for Social Security or any other offsets.
     The compensation for each of the Named Executive Officers covered by the Retirement Plan, the Restoration Plan and the Deferred Pension Program (which includes salary and bonuses paid during 2005, even if earned during a prior year) as of December 31, 2005 was: Mr. Patterson, $1,045,993; Mr. Kelley, $623,910; Mr. Sappington, $417,540; Mr. Cowsert, $390,937; and Mr. Bateman, $336,002. The estimated credited years of service for each Named Executive Officer as of December 31, 2005 was: Mr. Patterson, 33 years; Mr. Kelley, five years; Mr. Sappington, 28 years; Mr. Cowsert, 16 years; and Mr. Bateman, 20 years. At December 31, 2005, Mr. Kelley had 16 years of credited service and an earned and accrued annual retirement benefit of $43,100 per year under the First United Bancshares, Inc. defined benefit pension plan, which was frozen in connection with our merger with First United Bancshares, Inc. on August 31, 2000 and is maintained by us.
Employment Contracts and Change in Control Arrangements
     We have no written employment agreements with any of the Named Executive Officers.
     We maintain certain compensatory arrangements that are intended to provide payments to the Named Executive Officers upon their resignation or retirement. These include the Retirement Plan, the Restoration Plan, the Deferred Pension Program, and the 401(k) plan, which are described above. We also maintain the BancorpSouth, Inc. Deferred Compensation Plan, which permits Named Executive Officers to elect to defer a portion of their compensation to retirement or termination of employment. The compensatory arrangements described in the following paragraphs under certain circumstances also provide payments or benefits upon resignation or retirement.
     We have entered into an agreement with each of Messrs. Patterson, Kelley, Sappington, Cowsert and Bateman that provides certain benefits in the event that we experience a change in control and we terminate the officer’s employment without cause, or the officer resigns for cause, within 24 months after the change in control. The amount of benefits payable under the agreements is three times the amount of compensation that the officer would otherwise be entitled to receive in the year that the change in control occurs with respect to Messrs. Patterson and Kelley, and two times such annual compensation with respect to the other officers.

     Under our 1998 Stock Bonus Agreement with Mr. Patterson, if we experience a change in control, Mr. Patterson can terminate his agreement and receive all shares of common stock remaining in escrow under the agreement. We will make additional payments to Mr. Patterson to the extent he becomes subject to an excise tax under Section 4999 of the Code as a result of the payments under the 1998 Stock Bonus Agreement.
     All unexercisable options granted under our stock option plans, including options granted to the Named Executive Officers, become exercisable immediately if we undergo a change in control. Under the Incentive Plan, if we experience a change in control, the Executive Compensation and Stock Incentive Committee will pay the maximum amount payable under the incentive bonus to all participants in the Incentive Plan. This bonus will be paid as soon as practicable following the change in control.
Compensation Committee Interlocks and Insider Participation
     During 2005, the committee of the Board of Directors that performed the functions of a compensation committee and approved stock option grants under our 1994 Stock Incentive Plan was the Executive Compensation and Stock Incentive Committee. The Executive Compensation and Stock Incentive Committee consisted of Travis E. Staub (Chairman), Hassell Franklin, Bob Nolan and Turner O. Lashlee during 2005. None of the members of the Executive Compensation and Stock Incentive Committee has at any time been an officer or employee of BancorpSouth or its subsidiaries. Members of the Executive Compensation and Stock Incentive Committee may, from time to time, have banking relationships in the ordinary course of business with BancorpSouth’s subsidiary, BancorpSouth Bank, as described in the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” Mr. Franklin and Mr. Nolan had no other relationship during 2005 requiring disclosure by us. Mr. Lashlee and Mr. Staub conducted certain transactions with BancorpSouth Bank during 2005 as described in the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” During 2005, none of our executive officers served as a member of another entity’s compensation committee, one of whose executive officers served on our Executive Compensation and Stock Incentive Committee or was a director of BancorpSouth, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Executive Compensation and Stock Incentive Committee.

EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information as of December 31, 2005 with respect to compensation plans (including individual compensation arrangements) under which shares of our common stock are authorized for issuance.

	Number of shares				Number of shares remaining
	to be issued upon		Weighted-average		available for future
	exercise of outstanding		exercise price of outstanding		issuance under equity
Plan Category:	options and rights		options and rights		compensation plans (1)
Equity compensation plans approved by shareholders (2)	3,068,524		$19.92		2,915,365
Equity compensation plans not approved by shareholders (3)	60,409	(4)(5)	$4.83	(5)(6)	112,911
Total	3,128,933		$12.38		3,032,276

(1)	Excludes shares to be issued upon exercise of outstanding options and rights.

(2)	The plans that have been approved by our shareholders include the BancorpSouth, Inc. Director Stock Plan, the Executive Performance Incentive Plan, the 1990 Stock Incentive Plan, the 1994 Stock Incentive Plan and the 1995 Non-Qualified Stock Option Plan for Non-Employee Directors.

(3)	The plans that have not been approved by our shareholders include the 1998 Stock Option Plan, the 1998 Stock Bonus Agreement with Aubrey B. Patterson and certain plans and agreements assumed in connection with the mergers with each of Premier Bancorp, Inc. and Business Holding Corporation, which were effective December 31, 2004.

(4)	Includes 28,000 shares held in escrow under the 1998 Stock Bonus Agreement with Mr. Patterson.

(5)	Excludes 2,056 shares to be issued upon exercise of outstanding options awarded under plans and agreements assumed in connection with the mergers of Premier Bancorp, Inc. and Business Holding Corporation. The weighted average exercise price of these options is $9.63, and no further shares remain available for issuance under these plans.

(6)	Does not reflect shares held in escrow or shares to be issued under the 1998 Stock Bonus Agreement with Mr. Patterson because they have no exercise price.
     The material features of our equity compensation plans that have not been approved by our shareholders are described below. These descriptions are qualified in their entirety by reference to the plan documents that have been filed with the SEC from time to time.
BancorpSouth, Inc. 1998 Stock Option Plan
     We established the BancorpSouth, Inc. 1998 Stock Option Plan (the “1998 Stock Option Plan”) to provide equity-based awards to certain employees, former employees and independent contractors and to replace equity-based awards held by former employees of banks that we acquire through mergers or acquisitions. The plan is administered by the Executive Compensation and Stock Incentive Committee and will continue until terminated by our Board of Directors. The Executive Compensation and Stock Incentive Committee has the power to grant stock options or restricted stock under the 1998 Stock Option Plan.
     The exercise price of a stock option awarded under the 1998 Stock Option Plan generally will not be less than the fair market value of a share of common stock on the date the option is granted. We have reserved 235,000 shares for issuance under the plan. As of December 31, 2005, 112,911 shares were available for issuance under the 1998 Stock Option Plan. An option will be exercisable on any date established by the Executive Compensation and Stock Incentive Committee or provided for in a stock option agreement, but in no event will it be exercisable after the expiration of ten years from the date it was granted or five years from the date of grant, if the option is granted to a shareholder who holds more than 10% of our common stock. All incentive options will terminate on the date the participant’s employment with us terminates, except as otherwise may be provided in a participant’s stock option agreement with respect to termination of employment, death, disability or a change in control. If the stock option agreement with a participant does not address the effect of a change in control, then all outstanding stock options and shares of restricted stock will vest, and these outstanding stock options will become exercisable, immediately prior to the change in control.

Individual Compensation Arrangements
     We have individual compensation arrangements with some of our executives and employees. Each of these arrangements are similar in that we award shares of our common stock to these executives and employees that are incrementally released upon the attainment of specified performance goals. Each of these arrangements is described below.
     For Mr. Patterson’s services, we awarded him 126,000 shares of our common stock, which were placed in escrow pursuant to a Stock Bonus Agreement, dated as of January 30, 1998 and amended as of January 30, 2000 and January 31, 2001 (the “1998 Stock Bonus Agreement”). If we achieve either a 0.9% return on average assets or a 12.825% return on average equity in our prior fiscal year, 14,000 shares are released from escrow to Mr. Patterson on April 1 of each year through 2007. If we do not achieve these performance criteria, then Mr. Patterson’s shares will continue to be held in escrow until the earlier of termination or expiration of the term of the 1998 Stock Bonus Agreement. Upon the expiration of the 1998 Stock Bonus Agreement, the remaining shares held in escrow will be released to Mr. Patterson, unless we terminate the agreement prior to its expiration. Mr. Patterson has no right to transfer the shares that are held in escrow, but is entitled to vote the shares as well as receive all dividends paid on the shares held in escrow. In consideration for the award of these shares, Mr. Patterson agreed to a non-competition covenant for two years from the date of termination of the 1998 Stock Bonus Agreement, unless Mr. Patterson terminates the 1998 Stock Bonus Agreement after a change in control. If Mr. Patterson terminates his employment after a change in control, Mr. Patterson will be entitled to receive all of the shares held in escrow. Furthermore, Mr. Patterson agreed not to solicit for employment any of our employees for two years after termination of the 1998 Stock Bonus Agreement.

EXECUTIVE COMPENSATION AND STOCK INCENTIVE COMMITTEE
REPORT ON EXECUTIVE COMPENSATION**
     This report is submitted by the Executive Compensation and Stock Incentive Committee pursuant to rules adopted by the SEC that require disclosure with respect to compensation policies applicable to our executive officers (including the Named Executive Officers) and with respect to the basis for the compensation of Aubrey B. Patterson, our Chief Executive Officer, for 2005. The Executive Compensation and Stock Incentive Committee generally is responsible for establishing and administering our executive compensation policies and programs within the framework of our compensation philosophy. Decisions by the Executive Compensation and Stock Incentive Committee with respect to the compensation of our executive officers are reviewed by the full Board of Directors (excluding directors who are also our employees). A number of factors, including growth, asset quality, competitive position and profitability were compared with those of a peer group of other comparably sized banks by the Executive Compensation and Stock Incentive Committee in determining executive compensation for 2005.
Compensation Policy
     Our compensation strategy is to design the management compensation program so that it contributes to the achievement of our business objectives. We seek to provide:
•	Total compensation at a level that will attract and retain qualified managers;

•	Incentive compensation opportunities that will motivate managers to achieve both our short-term and long-term objectives;

•	Compensation that differentiates pay on the basis of performance; and

•	Protection of shareholder interests by requiring achievement of successful results as a condition to earning above-average compensation.
     Historically, the three primary components of executive compensation have been base salary, annual cash bonuses and grants of stock options and restricted stock. In 2005, we engaged the compensation consulting firm of Watson-Wyatt International to review the implementation of our compensation policy. Based on recommendations that we received from Watson-Wyatt, we amended our equity compensation programs at the 2005 annual meeting of shareholders in order to diversify the types of equity-based compensation awards that we have made historically and add performance measures, as further discussed below.
     Base Salary. We believe that base salary ranges should reflect the competitive employment market and the relative internal responsibilities of the executive’s position, with an executive’s position within a salary range being based upon his or her performance. In connection with the annual budget process, the Executive Compensation and Stock Incentive Committee considers salaries for executive officers within the context of an external survey of executive compensation provided by a peer group of comparably sized banks, a number of which are located in the southeastern United States. Individual increases in salary are based upon an assessment of the peer group average salary and its relationship to the executive, the executive’s salary, our performance and our salary budget. Our base salaries are generally within the range of comparable average salaries in the peer group.
     Annual Incentive Compensation. We believe that incentive programs should provide meaningful opportunities for additional compensation linked to attaining annual performance objectives. Certain of our executive officers and officers are eligible to participate in our Home Office Plan, which provides cash bonuses based on the achievement of targeted levels of BancorpSouth Bank’s average deposits and return on average equity that are approved by the Executive Compensation and Stock Incentive Committee at the beginning of each year. This bonus plan includes a statistical matrix in which various average deposit levels are compared to various returns on average equity. Employees eligible for this plan will receive bonuses based on the results actually achieved. Certain Named Executive Officers are eligible to receive cash bonus awards under our Incentive Plan and do not participate in the Home Office Plan.
     In 2005, the Executive Compensation and Stock Incentive Committee assigned to each executive officer’s position a target bonus award opportunity under the Home Office Plan that ranged from 10% of base salary to 100% of base salary for department/division managers. The actual award may be greater or less than a target award depending upon our actual performance relative to goals. No employee may receive a bonus greater than 200% of that employee’s target award. No bonus will be awarded under this plan unless BancorpSouth Bank achieves a threshold level of average deposits and return on average equity during the year. In 2005, each eligible employee was entitled to 100% of the employee’s target bonus, based on BancorpSouth Bank’s average deposits and return on average equity during 2005. Similar awards were made under the Incentive Plan to the Chief Executive Officer and the Chief Operations Officer, as described below.
     The Incentive Subcommittee, a three-person subcommittee of the Executive Compensation and Stock Incentive Committee, selects Named Executive Officers to participate in the Incentive Plan. No later than 90 days after the beginning of the year, the Incentive Subcommittee must specify in writing the target amount of cash bonus compensation payable to each participant, the maximum amount of cash bonus compensation payable to each participant, the performance goals upon which each participant’s cash bonus is conditioned and the formula to determine the amount payable to each participant based on the achievement of the specified goals. Awards under the Incentive Plan may be similar to awards under the Home Office Plan, discussed above, but are subject to additional conditions that are required under Section 162(m) of the Code. The amount of the cash bonus may vary among participants and from year to year. In 2005, each eligible participant was entitled to 100% of the participant’s target bonus, based on our average deposits and return on average equity during 2005.
     As soon as possible after the end of each year, the Incentive Subcommittee must certify in writing for each participant whether the performance goals for that year and any other material conditions have been met. If these goals and conditions have been met, the Incentive Subcommittee will authorize the payment of the amount earned under the Incentive Plan. The Incentive Subcommittee has discretion to reduce or eliminate, but not increase, an amount that is payable to a participant under the Incentive Plan. Any incentive bonuses will be paid in cash as soon as practicable following the end of the fiscal year, or earlier upon a change in control, as described in the Incentive Plan.
     Pursuant to the Incentive Plan, the Incentive Subcommittee is also permitted to make incentive awards that qualify as “performance-based compensation” under Section 162(m) of the Code. These incentive awards are either shares of our common stock or are incentives that are based on our common stock. The source of stock for these awards will be the BancorpSouth, Inc. Amended and Restated 1994 Stock Incentive Plan (the “1994 Plan”).
     Long-Term Incentive Compensation. The Board of Directors believes that the availability of options under our 1994 Plan gives executives a long-term stake in BancorpSouth by providing an estate-building opportunity in return for outstanding long-term performance. Awards under the 1994 Plan are made by the Incentive Subcommittee, which also administers the Executive Incentive Plan. Awards are made under these plans to executives who are responsible for long-term investment, operating or policy decisions and to those executives who are instrumental in implementing them. In determining the total number of options to be granted, we consider the available number of shares under our option plan, but have no fixed formula for determining the total number of options to be granted, nor do we consider the number of options granted by our peer group of banks.
     In selecting the award recipients and determining the number of shares to be covered in an award, the Executive Compensation and Stock Incentive Committee or, when appropriate, the Incentive Subcommittee, considers (i) the present scope of responsibility of the executive, (ii) the degree to which the units influenced by that executive contribute to our profits, (iii) the degree to which asset quality and other risk decisions are influenced by that executive’s direction and (iv) the long-term management potential of the executive. No one factor is weighed more heavily than any other factor. The number of awards currently held is also considered. Generally, awards of stock options become exercisable in three equal annual installments, beginning one year after the date of grant. Because the exercise price of options under the 1994 Plan is the market value of our common stock on the date of grant, executive officers will realize a gain through the award of stock options if the value of the common stock increases over the period that options become exercisable.
     We have included the grant of restricted shares of common stock as a component of our compensation strategy. In 1998, we entered into the 1998 Stock Bonus Agreement with Mr. Patterson, which was amended on January 30, 2000 and January 31, 2001. Pursuant to the 1998 Stock Bonus Agreement, we awarded Mr. Patterson a total of 126,000 shares of common stock, subject to release from escrow of 7,000 shares on April 1 in each of 1998 and 1999 and 14,000 shares on April 1 in each of 2000 through 2007 if certain performance criteria for the preceding year are met. In 2000, we entered into the 2000 Stock Bonus Agreement with Mr. Kelley, pursuant to which we awarded Mr. Kelley 100,000 shares of common stock, with 20,000 of such shares subject to release from escrow on August 31 in each of 2001 through 2005 if certain performance criteria for the preceding year are achieved. The remaining shares under the 2000 Stock Bonus Agreement were released in 2005 and the agreement has now expired.
     Nearly all of our equity-based incentives provide rewards based solely on the increase in the market value of our common stock. Placing sole reliance on market value can, we believe, reward short-term or mid-term performance under some circumstances, but cannot adequately support our objectives of encouraging long-term performance. In

2005, based on recommendations of Watson-Wyatt International, we determined that new equity-based incentives should be added to our compensation programs to ensure appropriate focus on long-term performance and objectives. The 1994 Plan now provides for the ability to grant awards of “Performance Shares” and “Restricted Stock Units.” Performance Shares are awards of common stock transferred to the recipient upon the achievement of performance goals within a specified performance period. Restricted Stock Units are awards that entitle the recipient to receive common stock, cash or a combination of common stock and cash, upon the achievement of specified performance goals.
     Tax Deductibility of Executive Compensation. Section 162(m) of the Code generally limits the corporate tax deduction for compensation in excess of $1 million that is paid to a Named Executive Officer. However, compensation that is paid under a “performance-based” plan, as defined in Section 162(m), is fully deductible without regard to the general Section 162(m) limit. Section 162(m) also permits full deductibility for certain pension contributions and other payments. The Executive Compensation and Stock Incentive Committee has carefully considered the impact of Section 162(m) and its limitation on deductibility in determining and administering our compensation policies and plans.
     The Executive Compensation and Stock Incentive Committee intends that certain of our compensation plans qualify for an exception to the limitations of Section 162(m) so that BancorpSouth may fully deduct compensation paid under these plans. We have certain other executive compensation arrangements that may cause a portion of that compensation to exceed the Section 162(m) limitation and, therefore, prevent us from deducting that excess portion for 2005 and subsequent years. In adopting these executive compensation arrangements, the Executive Compensation and Stock Incentive Committee determined that the benefits of these arrangements to BancorpSouth and its shareholders outweighed the inability to deduct a portion of the compensation for federal income tax purposes.
Compensation of the Chief Executive Officer in 2005
     In establishing the compensation for Mr. Patterson, our Chairman of the Board and Chief Executive Officer, the basic approach was that of the compensation policies applicable to all our executives. In addition, the Executive Compensation and Stock Incentive Committee reviewed a report prepared by an outside compensation consultant, which included information regarding the published compensation of chief executive officers of other bank holding companies whose average assets are approximately equal to our assets, giving due regard to differences in size, performance, growth, profitability and demographics. Mr. Patterson’s salary for 2005 was established at the beginning of the year and represented a 4.0% increase over his salary for 2004. In 2005, as Chief Executive Officer, Mr. Patterson was provided an award under the Incentive Plan that made him eligible to earn a target bonus award of 100% of his base salary. Based on actual performance, and as certified by the Incentive Subcommittee in its role as administrator of the Incentive Plan, Mr. Patterson’s 2005 bonus of $647,816 represented 100% of his target award.
     The long-term component of Mr. Patterson’s compensation for 2005 was provided in December 2005 under the 1994 Plan through the grant of options to purchase 80,000 shares of common stock for an exercise price of $23.19 per share, which options will expire in November 2015, and the release from escrow on April 1, 2005 of 14,000 shares of common stock under the 1998 Stock Bonus Agreement (which is described above).
Summary
     The Executive Compensation and Stock Incentive Committee believes that the caliber and motivation of BancorpSouth’s people, and the leadership of its Chief Executive Officer and other executive officers, are critical factors in BancorpSouth’s ability to create a competitive advantage for shareholders through BancorpSouth’s performance.
Executive Compensation and Stock Incentive Committee:
Travis E. Staub (Chairman)
Hassell Franklin
Turner O. Lashlee
Bob Nolan

**The information contained in this report shall not be deemed to be “soliciting material” or “filed” or subject to Regulation 14A, or incorporated by reference into any filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that BancorpSouth specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

AUDIT COMMITTEE REPORT**
     The Audit Committee of the Board of Directors consists of three directors, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange. The Audit Committee held 14 meetings in 2005. These meetings facilitated communication with senior management, the internal auditors and BancorpSouth’s independent auditors. During 2005, the Audit Committee held discussions with the internal and independent auditors, both with and without management present, on the results of their examinations and the overall quality of BancorpSouth’s financial reporting and internal controls.
     The role and responsibilities of the Audit Committee are set forth in an Amended and Restated Charter adopted by the Board of Directors, a copy of which is available on our website at www.bancorpsouthonline.com on our Investor Relations webpage under the caption “Corporate Governance.” In fulfilling its responsibilities, the Audit Committee:
•	Reviewed and discussed with management BancorpSouth’s audited consolidated financial statements for the year ended December 31, 2005 and BancorpSouth’s unaudited quarterly consolidated financial statements during 2005 (including the disclosures contained in BancorpSouth’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”);

•	Discussed with KPMG LLP, BancorpSouth’s independent auditors, the matters required to be discussed under Statements on Auditing Standards No. 61, both with and without management present; and

•	Received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (“ISB No. 1”), and discussed with KPMG LLP their independence.
     Based on the Audit Committee’s review of BancorpSouth’s audited financial statements for the year ended December 31, 2005 and the written disclosures and letter from KPMG LLP as required by ISB No. 1 and its discussions with management and KPMG LLP as described above, and in reliance thereon, the Audit Committee recommended to BancorpSouth’s Board of Directors that our audited consolidated financial statements for the year ended December 31, 2005 be included in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.
Audit Committee:
Larry G. Kirk (Chairman)
R. Madison Murphy
W. Cal Partee, Jr.

**The information contained in this report shall not be deemed to be “soliciting material” or “filed” or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 306, or incorporated by reference into any filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that BancorpSouth specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

COMPARATIVE PERFORMANCE GRAPH
     The SEC requires us to include in this Proxy Statement a line graph that compares the yearly percentage change in cumulative total shareholder return on the common stock with (i) the performance of a broad equity market indicator and (ii) the performance of a published industry index or peer group. Set forth below is a line graph prepared by SNL Securities LC comparing the yearly percentage change in the cumulative total shareholder return on the common stock against the cumulative total return of the S&P 500 Index and the SNL Southeast Bank Index for a period of five years. The SNL Southeast Bank Index is prepared by SNL Securities LC and consists of 139 publicly-traded banks and bank holding companies located in the southeastern United States as of December 31, 2005.
Comparison of Five Year-Cumulative Total Returns

	As of December 31,
Total Returns Index for:	2000	2001	2002	2003	2004	2005
BancorpSouth, Inc.	100.00	141.41	170.49	214.84	227.94	213.57
S&P 500 Index	100.00	88.11	68.64	88.33	97.94	102.74
SNL Southeast Bank Index	100.00	124.58	137.62	172.81	204.94	209.78
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     BancorpSouth Bank, our wholly-owned subsidiary, has conducted, and expects to conduct in the future, banking transactions in the ordinary course of business with our officers and directors and their associates, affiliates and family members, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and which do not involve more than the normal risk of collectibility or present other unfavorable features. While certain provisions of the Sarbanes-Oxley Act of 2002 generally prohibit us from making personal loans to our directors and executive officers, it permits BancorpSouth Bank and certain of our other subsidiaries to make loans to our directors and executive officers so long as these loans are on non-preferential terms. During the year ended December 31, 2005, the maximum aggregate amount of extensions of credit outstanding to our directors and executive officers and their associates was $26,967,747 (2.76%) of our equity capital as of December 31, 2005). As of January 31, 2006, the aggregate amount of extensions of credit to these persons was $43,814,303.

     BancorpSouth Bank makes available to all of its employees individual loans based upon creditworthiness. Loans were made to employees during 2005 at interest rates ranging from 5.50% to 8.25% per annum, with the interest rate determined primarily according to the term of the loan. Loans to employees are generally made at the prevailing interest rate.
     Forman, Perry, Watkins, Krutz & Tardy LLP, a law firm of which Alan W. Perry, one of our directors, is a partner, was paid $9,831 for certain legal services rendered on our behalf during 2005, and may provide additional legal services to us in the future.
     Lashlee-Rich, Inc., of which Turner O. Lashlee, one of our directors, is the Chairman of the Board, was paid an aggregate of approximately $10,096 by BancorpSouth Bank during 2005 for various construction projects for BancorpSouth Bank and may provide additional construction services for us in the future.
     Mitchell, McNutt & Sams, P.A., a law firm of which Guy W. Mitchell III, one of our directors, is Vice President, was paid $7,681 for certain legal services rendered on our behalf during 2005, and may provide additional legal services to us in the future.
     During 2005, Laura Staub Young, the daughter of director Travis E. Staub, was employed by BancorpSouth Bank as First Vice President, Student Loan Manager. Clayton H. Patterson, the son of Chairman of the Board and Chief Executive Officer Aubrey B. Patterson, was employed by BancorpSouth Bank as a Vice President during 2005. Also, James Kevin Martin, the son-in-law of Aubrey B. Patterson, was employed as an Administration Officer for Network Services of BancorpSouth Bank in 2005. During 2005, each of Ms. Young, Mr. Patterson and Mr. Martin was paid an aggregate amount of salary and bonus less than $125,000 and received other benefits comparable to those received by employees having similar positions. The compensation of each was established by BancorpSouth Bank in accordance with its employment and compensation practices applicable to employees holding comparable positions.
GENERAL INFORMATION
Counting of Votes
     All matters specified in this Proxy Statement that are to be voted on at the annual meeting will be voted upon by ballot. Inspectors of election will be appointed, among other things, to determine the number of shares outstanding, the shares represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes on ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result. Each proposal presented herein to be voted on at the annual meeting must be approved by the affirmative vote of the holders of the number of shares described under each such proposal. The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of “votes cast.” Abstentions will, however, have the effect of a vote “against” those matters that require a majority of the shares represented at the meeting and entitled to vote.
     Inspectors of election will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). If your broker or other nominee is a National Association of Securities Dealers, Inc. or New York Stock Exchange member organization, your broker or other nominee will not have authority to vote your shares on “Proposal 2: Approval of Second Amendment to the BancorpSouth, Inc. Executive Performance Incentive Plan” unless you provide specific voting instructions to your broker or other nominee.
Miscellaneous
     We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of common stock in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone.

     Our management is not aware of any matters other than those described above which may be presented for action at the annual meeting. If any other matters properly come before the annual meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies, subject to the direction of our Board of Directors.
     A copy of our 2005 Annual Report to Shareholders has been mailed to all shareholders entitled to notice of and to vote at the annual meeting.
     A copy of our Annual Report on Form 10-K for the year ended December 31, 2005 will be furnished without charge to any shareholder who requests such report by sending a written request to:
BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
Attention: Corporate Secretary
     A copy of our Annual Report on Form 10-K may also be obtained without charge through the Company’s website at www.bancorpsouthonline.com and through the SEC’s website at http://www.sec.gov.
Certain Matters Relating to Proxy Materials and Annual Reports
     The rules regarding delivery of proxy statements and annual reports may be satisfied by delivering a single proxy statement and Annual Report to Shareholders an address shared by two or more of our shareholders. This method of delivery is referred to as “householding” and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we may deliver only one proxy statement and Annual Report to Shareholders to certain multiple shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. Shareholders who participate in householding will continue to receive separate proxy cards. We undertake to deliver promptly upon request a separate copy of the proxy statement and/or Annual Report to Shareholders, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of a proxy statement and/or Annual Report to Shareholders either now or in the future, please call 1-800-568-3476 or send a written request to:
BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
Attention: Corporate Secretary
     If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or Annual Report to Shareholders either now or in the future, please contact such broker or bank. Shareholders who share an address and are receiving multiple copies of proxy statements and Annual Reports to Shareholders and would prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement and/or Annual Report to Shareholders by calling 1-800-568-3476 or sending a written request to the address above.
BANCORPSOUTH, INC.
/s/ Aubrey B. Patterson
AUBREY B. PATTERSON
Chairman of the Board
and Chief Executive Officer
March 24, 2006

Appendix A
Second Amendment to the
BancorpSouth, Inc. Executive Performance Incentive Plan
          This Amendment to the BancorpSouth, Inc. Executive Performance Incentive Plan (the “Plan”) is made by BancorpSouth, Inc. (the “Company”).
Recitals:
          WHEREAS, the Company established the Plan effective January 1, 2004 in order to provide awards to executive officers that qualify as “performance-based compensation,” described in section 162(m)(4)(C) of the Internal Revenue Code, and amended the Plan effective with the 2005 annual meeting of the Company to permit performance-based awards to be made in the form of the Company’s common stock issued through Company’s 1994 Stock Incentive Plan;
          WHEREAS, the Company desires to expand the business criteria upon which awards can be made under the Plan;
          NOW, THEREFORE, the Plan is hereby amended by restating Section 3.3 of the Plan in the manner described herein, to be effective upon approval by the shareholders of the Company.
          3.3 Performance Criteria of Awards. Subject to the terms hereof, and in a manner consistent with Treas. Reg. § 1.162-27 or any successor rule under the Code, performance goals shall be determined in the sole and absolute discretion of the Committee, provided that the goals must be such that whether or not the performance goal will be achieved is substantially uncertain at the time the performance goals and the terms of the Award are established. Performance goals may be based upon increases in performance of the Company over a prior period, but may also be based on maintaining status quo or limiting losses or decreases in performance, as is appropriate in view of the business conditions of the Company, its industry or the market in which its securities are traded at the time that a performance goal is established. For Awards made in Performance Periods in 2006 or later, performance goals may be expressed as targeted levels of performance and shall be determined on the basis of any or all of the following criteria:
(a)	Return on average equity or average assets.

(b)	Deposits and other funding sources.

(c)	Revenue, including interest income and/or non-interest income, and/or return on revenue.

(d)	Cash flow (operating, free, cash flow ROE, cash flow ROI).

(e)	Earnings, before or after taxes, interest, depreciation, and/or amortization.

(f)	Earnings per share.

(g)	Net interest margin.

(h)	Improvement in credit quality measures, including (i) non-performing asset ratio, (ii) net charge-off ratio, or (iii) reserve coverage of non-performing loans vs. peers.

(i)	Efficiency ratio.

(j)	Loan growth.

(k)	Total shareholder return.

          IN WITNESS WHEREOF, the Company has executed this instrument on this the                      day of                                         , 2006, but to be effective as provided herein.
BANCORPSOUTH, INC.
By:
Its:

Appendix B
BANCORPSOUTH, INC.
DIRECTOR INDEPENDENCE STANDARDS
     The Board of Directors of BancorpSouth, Inc., through its Nominating Committee, on an annual basis, reviews the independence of all directors, affirmatively makes a determination as to the independence of each director and discloses the basis for those determinations. No director will qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with BancorpSouth (either directly or as a partner, shareholder or officer of an organization that has a relationship with BancorpSouth). In each case, the Board will broadly consider all relevant facts and circumstances when making independence determinations. To assist the Board in determining whether a director is independent, the Board of Directors shall consider the standards set forth below. In addition to the independence determinations referenced above, BancorpSouth may also have to disclose other relationships pursuant to Securities and Exchange Commission and/or New York Stock Exchange rules and regulations.
Employment.
I.	A director will not be considered independent if, within the preceding three years:
•	the director was employed by BancorpSouth; provided, however, that employment as an interim Chairman or Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following that employment;

•	an immediate family member of the director was employed by BancorpSouth as an executive officer;

•	the director was (but is no longer) a partner or employee of a firm that is BancorpSouth’s internal or external auditor and personally worked on BancorpSouth’s audit within that time;

•	an immediate family member of the director was (but is no longer) a partner or employee of a firm that is BancorpSouth’s internal or external auditor and personally worked on BancorpSouth’s audit within that time;

•	the director was employed as an executive officer of another company at the same time when a present BancorpSouth executive officer served on that company’s compensation committee; or

•	an immediate family member of the director was employed as an executive officer of another company at the same time when a present BancorpSouth executive officer served on that company’s compensation committee.
II.	A director will not be considered independent if:
•	the director or an immediate family member is a current partner of a firm that is BancorpSouth’s internal or external auditor;

•	the director is a current employee of a firm that is BancorpSouth’s internal or external auditor; or

•	the director has an immediate family member who is a current employee of a firm that is BancorpSouth’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.
Compensation. A director will not be considered independent if, within the preceding three years, the director, or his or her immediate family member, receives more than $100,000 during any twelve-month period in direct compensation from BancorpSouth, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such service is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer will not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of BancorpSouth (other than an executive officer) will not be considered in determining independence under this test.
Audit Committee members will not be considered independent if he or she, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other Board committee, (i) accepts directly or indirectly any consulting, advisory or other compensatory fee from BancorpSouth or any of its subsidiaries or (ii) is an affiliated person of BancorpSouth or any of its subsidiaries. For purposes of this paragraph, compensatory fees do not include, however, the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with BancorpSouth; provided that such compensation is not contingent in any way on continued service. An Audit Committee member that sits on the Board of Directors of BancorpSouth and one of its subsidiaries may be considered independent, even though he or she would be deemed to be an affiliate of a subsidiary of BancorpSouth, if he or she, except for being a director on each such Board of Directors, otherwise meets the independence requirements set forth above in this paragraph for each such entity, including the receipt of only ordinary-course compensation for serving as a member of the Board of Directors, Audit Committee or any other Board Committee of each such entity.
Customer Relationships. A director will not fail to be considered independent solely as a result of lending relationships, deposit relationships or other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, cash management and similar services) between BancorpSouth and its subsidiaries, on the one hand, and the director or a company in which the director is affiliated by reason of being a director, officer or a significant shareholder thereof, on the other, provided that:
•	such relationships are in the ordinary course of business of BancorpSouth and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

•	with respect to extensions of credit by BancorpSouth or its subsidiaries to such director, company or its subsidiaries:
o	such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and

o	no event of default has occurred under the extension of credit.
Business Relationships. A director will not be considered independent if the director is a current employee, or any immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, BancorpSouth for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. Contributions to tax exempt organizations are not considered “payments” for purposes of these standards; provided, however, that a director will not be considered independent if the Board determines that a director has had a material relationship with BancorpSouth within the preceding three years due to charitable contributions made by BancorpSouth to a charitable organization in which a director serves as an executive officer.
Definitions. For purposes of these independence standards, “immediate family members” of a director include the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home. The Board of Directors of BancorpSouth need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

P. O. Box 789
Tupelo, MS 38802-0789

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy card
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
If you vote by telephone or over the Internet, do not mail your proxy card.

è

Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

BANCORPSOUTH, INC.
     This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 26, 2006.
The undersigned hereby appoints Larry G. Kirk, Guy W. Mitchell, III and R. Madison Murphy, or any of them, as proxies, with full powers of substitution and resubstitution, to vote all of the shares of BancorpSouth, Inc. common stock which the undersigned is entitled to vote at the annual meeting of shareholders of BancorpSouth, Inc. to be held at the BancorpSouth Conference Center, 375 East Main Street, Tupelo, Mississippi, on Wednesday, April 26, 2006, at 9:30 a.m. (Central Time), and at any adjournment thereof.

Dated:	, 2006

Signature

Signature if held jointly

Please sign your name as it appears on this proxy card. In case of multiple or joint ownership, all should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such.

Please vote, sign and date this proxy card and return it promptly using the enclosed postage-paid envelope.

Dear BancorpSouth Shareholder:
Here is your opportunity to invest in additional shares of BancorpSouth, Inc. common stock with all brokerage commissions and service fees paid for you through our Dividend Reinvestment Plan. The main features of the plan are:
•	You may elect to reinvest your cash dividends in shares of BancorpSouth, Inc. common stock;

•	You may purchase additional shares of BancorpSouth, Inc. common stock by making cash payments of $25.00 to $5,000.00 quarterly;

•	The service is free of cost to you, as we pay all brokerage commissions and service fees;

•	Record keeping is simplified, and your stock is held for you unless you request a certificate;

•	Participation is entirely voluntary and may be terminated at any time; and

•	Your quarterly dividend and/or cash payment will be fully invested in whole and fractional shares on which any future dividends will be credited.
If you have any questions about this plan or if you would like to receive a prospectus which describes the plan and the enrollment procedures in detail, please contact SunTrust Bank, Stock Transfer Department, P.O. Box 4625, Atlanta, GA 30302-4625, or call toll-free 1-800-568-3476.

Sincerely,

Aubrey B. Patterson
Chairman of the Board
and Chief Executive Officer
YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please vote, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230, so your shares may be represented at the Annual Meeting.
ê Please fold and detach card at perforation before mailing. ê

BANCORPSOUTH, INC.	PROXY
This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the named proxies will vote for (1) FOR the election as directors of the nominees named below; (2) FOR approval of the Second Amendment to the BancorpSouth, Inc. Executive Performance Incentive Plan; (3) FOR ratification of the Audit Committee’s selection and appointment of the accounting firm of KPMG LLP as independent auditors of BancorpSouth, Inc. and its subsidiaries for the year ending December 31, 2006; and (4) in accordance with the recommendations of the Board of Directors on any other proposal that may properly come before the annual meeting. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

1.	Election of Directors

	Nominees:	(1) Hassell H. Franklin (2) Robert C. Nolan (3) W. Cal Partee, Jr. (4) Travis E. Staub

		☐ FOR all nominees listed above		☐ WITHHOLD AUTHORITY
		(except as marked to the contrary below)		to vote for all nominees listed above

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write his or their name(s) on the line below:

2.	To approve the Second Amendment to the BancorpSouth, Inc. Executive Performance Incentive Plan

		☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To ratify the appointment of KPMG LLP as independent auditors of BancorpSouth, Inc. and its subsidiaries for the year ending December 31, 2006.

		☐ FOR	☐ AGAINST	☐ ABSTAIN
(Continued, and to be dated and signed, on the other side.)